                                                                   EXHIBIT 3.6


                             ARTICLES OF AMENDMENT
                                     TO
                           ARTICLES OF INCORPORATION
                                     OF
                        BIODYNAMICS INTERNATIONAL, INC.


Pursuant to the provisions of Section 607.181 of the Florida General Corporation Act, the undersigned corporation does hereby adopt these Articles of Amendment to the Articles of Incorporation, and the undersigned officer does hereby certify individually and on behalf of the undersigned corporation as follows:

         1. The name of the corporation is Biodynamics International, Inc. (the "Company"). The Articles of Incorporation of this Corporation were filed by the Department of State of the State of Florida and became effective on December 6, 1991.
                 The document number of this Corporation is S98512.

         2. A new Article III to the Articles of Incorporation of this Corporation shall be as follows:

                          ARTICLE III - CAPITAL STOCK

         Shares Authorized. The aggregate number of shares of stock which this corporation shall have authority to issue shall be thirty-one million (31,000,000) shares of which thirty million (30,000,000) shares shall be of Common Stock (each with a par value of $0.1) and one million (1,000,000) shares of Preferred Stock (each with a par value of $.01).

         3. This Amendment was recommended by the Board of Directors of the Corporation's shareholders on December 29, 1995.

         4. On June 13, 1996, the holders of a majority of the outstanding shares of Common Stock of the Corporation's Articles of Incorporation at a special, duly called and convened meeting of such shareholders. The number of votes cast for the amendment by the shareholders was sufficient for approval.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to the Articles of Incorporation to be executed this 27th day of September, 1997.


                                        BIODYNAMICS INTERNATIONAL, INC.


                                        By:   _______________________________
                                                  Karl Meister, President